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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13D-1(B) (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)


                                 VITALWORKS INC.
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
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                         (Title of Class of Securities)

                                   928483 10 6
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                                 (CUSIP Number)

                                DECEMBER 31, 2002
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]      Rule 13d-1(b)
    [ ]      Rule 13d-1(c)
    [X]      Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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---------------------------                           -------------------------
CUSIP No.    928483 10 6           SCHEDULE 13G           Page 2 of 5 pages
---------------------------                           -------------------------

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   1.  Names Of Reporting Persons/ I.R.S. Identification No. Of Above
       Persons (Entities Only)

       JOSEPH M. WALSH
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   2.  Check the Appropriate Box if a Member of a Group
       (SEE Instructions)                                               (a)  [ ]
                                                                        (b)  [ ]
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   3.  SEC Use Only

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   4.  Citizenship or Place of Organization
       UNITED STATES OF AMERICA
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                    5.     Sole Voting Power
                           2,457,019
  Number of      ---------------------------------------------------------------
   Shares           6.     Shared Voting Power
Beneficially               -0-
  Owned by       ---------------------------------------------------------------
    Each            7.     Sole Dispositive Power
  Reporting                2,457,019
 Person With     ---------------------------------------------------------------
                    8.     Shared Dispositive Power
                           -0-
--------------------- --------- ------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person
       2,457,019
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  10.  Check if the Aggregate Amount in Row (9)
       Excludes Certain Shares (SEE Instructions)                            [ ]
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  11.  Percent of Class Represented by Amount in Row (9)
       5.6%
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  12.  Type of Reporting Person (SEE Instructions)
       IN
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---------------------------                               ----------------------
CUSIP No.    928483 10 6            SCHEDULE 13G             Page 3 of 5 pages
---------------------------                               ----------------------

---------------------------------------------------------------------------
Item 1(a).    Name Of Issuer:
              VITALWORKS INC.
---------------------------------------------------------------------------
Item 1(b).    Address of Issuer's Principal Executive Offices:
              239 ETHAN ALLEN HIGHWAY, RIDGEFIELD, CT  06877
---------------------------------------------------------------------------
Item 2(a).    Name Of Person Filing:
              JOSEPH M. WALSH
---------------------------------------------------------------------------
Item 2(b).    Address of Principal Business Office, or, if None, Residence:
              239 ETHAN ALLEN HIGHWAY, RIDGEFIELD, CT  06877
---------------------------------------------------------------------------
Item 2(c).    Citizenship:
              UNITED STATES OF AMERICA
---------------------------------------------------------------------------
Item 2(d).    Title of Class of Securities:
              COMMON STOCK, PAR VALUE $.001 PER SHARE
---------------------------------------------------------------------------
Item 2(e).    CUSIP Number:
              928483 10 6
---------------------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a)  [  ]    Broker or dealer registered under Section 15 of
                           the Exchange Act.
              (b)  [  ]    Bank as defined in Section 3(a)(6) of the Exchange
                           Act.
              (c)  [  ]    Insurance company as defined in Section 3(a)(19)
                           of the Exchange Act.
              (d)  [  ]    Investment company registered under Section 8 of
                           the Investment Company Act.
              (e)  [  ]    An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);
              (f)  [  ]    An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);
              (g)  [  ]    A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);
              (h)  [  ]    A savings association as defined in Section 3(b)
                           of the Federal Deposit Insurance Act;
              (i)  [  ]    A church plan that is excluded from the
                           definition of an investment company under
                           section 3(c)(14) of the Investment Company Act
                           of 1940;
              (j)  [  ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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-------------------------                                    -------------------
CUSIP No.  928483 10 6                SCHEDULE 13G             Page 4 of 5 pages
-------------------------                                    -------------------

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Item 4.    Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:     2,457,019 SHARES (1)

         (b)      Percent of Class:      5.6% (2)

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the
                           vote                                    2,457,019 (1)

                  (ii)     Shared power to vote or to direct
                           the vote                                       -0-

                  (iii)    Sole power to dispose or direct the
                           disposition of                          2,457,019 (1)

                  (iv)     Shared power to dispose or direct
                           the disposition of                             -0-

         (1) BENEFICIAL OWNERSHIP IS AS OF DECEMBER 31, 2002. INCLUDES 1,438,019 SHARES UNDERLYING OPTIONS EXERCISABLE WITHIN 60 DAYS OF DECEMBER 31, 2002. EXCLUDES 4,112 SHARES AND 51,382 SHARES UNDERLYING OPTIONS EXERCISABLE WITHIN 60 DAYS OF DECEMBER 31, 2002 HELD BY MR. WALSH'S SPOUSE.
         (2) PERCENTAGE OWNERSHIP IS CALCULATED BASED UPON 42,620,442 SHARES OUTSTANDING AT DECEMBER 31, 2002.

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Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
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Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                NOT APPLICABLE.
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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company or Control Person.

         NOT APPLICABLE.
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Item 8.  Identification and Classification of Members of the Group.

         NOT APPLICABLE.
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Item 9.  Notice of Dissolution of Group.

         NOT APPLICABLE.
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Item 10. Certifications.

         NOT APPLICABLE.

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--------------------------                              --------------------
CUSIP No.   928483 10 6           SCHEDULE 13G            Page 5 of 5 pages
--------------------------                              --------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 7, 2003
                                   -------------------------------------------
                                                     (Date)


                                               /s/ JOSEPH M. WALSH
                                   -------------------------------------------
                                                   (Signature)


                                                 Joseph M. Walsh
                                   -------------------------------------------
                                                     (Name)